Exhibit 99.1

Sanaby Health Acquisition Corp. I Announces Liquidation

Palo Alto, CA, October 17, 2022 – Sanaby Health Acquisition Corp. I (NASDAQ: SANB) (the “Company”) announced today that due to its inability to consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended (the “Amended Charter”) the Company intends to dissolve and liquidate in accordance with the provisions of its Amended Charter, effective as of the close of business on October 19, 2022, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.22 (without giving effect to any interest that may be withdrawn to pay for taxes and dissolution expenses).

As of the close of business on October 19, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

“Throughout this journey, we have maintained a disciplined approach that focused on identifying the best possible acquisition candidate to deliver long-term value to our shareholders,” said Sandra Shpilberg, Chief Executive Officer of Sanaby Health Acquisition Corp. I. “We met with many innovative companies over the last 12 months; however, current market dynamics and lingering economic uncertainty convinced us that the best way to deliver on our promise to shareholders was to return the capital held in trust.”

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after October 19, 2022.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

Contact

Sanaby Health Acquisition Corp. I

Sandra Shpilberg, CEO

(415) 580-1810

info@sanaby.com

www.sanaby.com